Exhibit 10.2
Execution Version

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

ASSIGNMENT AND ASSUMPTION AGREEMENT
(License Agreement)
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered as of the Closing (defined below) (the "Effective Date"), by and among Heska Imaging US, LLC, a Delaware limited liability company formerly known as Cuattro Veterinary U.S.A., LLC ("Imaging US"), Heska Imaging Global, LLC, a Delaware limited liability company ("Imaging Global"), Cuattro, LLC, a Colorado limited liability company ("Cuattro") and Heska Imaging International, LLC, a Delaware limited liability company formerly known as Cuattro Veterinary, LLC ("Imaging International").
WHEREAS, Imaging US and Cuattro are parties to that certain Amended and Restated Master License Agreement dated as of February 22, 2013, and all amendments thereto (the "License Agreement");
WHEREAS, Cuattro is a party to that certain Agreement and Plan of Merger among Heska Corporation ("Heska"), its wholly-owned subsidiary Cuattro International Merger Subsidiary, Inc., a Delaware corporation ("Merger Sub"), Imaging International, Kevin S. Wilson and all members of Imaging International, including Cuattro, dated as of March 14, 2016 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Imaging International with Imaging International surviving such merger as a wholly-owned subsidiary of Heska (the "Merger"), which following the Closing under the Merger Agreement (the "Closing") will be called Heska Imaging International, LLC;
WHEREAS, it is a condition of the obligations of the parties to the Merger Agreement to consummate the Merger and the other transactions contemplated by the Merger Agreement that the License Agreement be assigned to Global Imaging and amended as set forth herein;
WHEREAS, to facilitate the transactions between its affiliate, Heska, and Cuattro, as contemplated by the Merger Agreement, which are of potential benefit to Imaging US, Imaging US is willing to enter into this Agreement to assign the License Agreement to Imaging Global and to amend the License Agreement on the terms and conditions of this Agreement;
WHEREAS, Section 10.8 of the License Agreement requires Cuattro's prior written consent before Imaging US may assign its rights under the License Agreement, and, to induce Heska to enter into the Merger Agreement, which Heska would not do unless Cuattro enters into this Agreement, Cuattro is willing to enter into this Agreement to consent to Imaging US's assignment of the License Agreement to Imaging Global and to amend the License Agreement on the terms and conditions of this Agreement; and
NOW, THEREFORE, for and in consideration of the Closing, the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

1.    Assignment and Assumption. Effective as of the Closing, Imaging US hereby assigns, sells, transfers and sets over to Imaging Global all of Imaging US's right, title, benefit, privileges and interest in and to the License Agreement, and all of Imaging US's burdens and obligations in connection with the License Agreement (collectively, the "Assignment"). Imaging Global hereby accepts the Assignment and assumes and agrees for the benefit of Imaging US and Cuattro to be bound by, observe, perform, pay and discharge all of Imaging US's duties, liabilities, obligations, terms, provisions and covenants solely to the extent they are to be observed, performed, paid or discharged on and after the Effective Date, in connection with the License Agreement (collectively, the "Assumption").
2.    Consent and Agreement of Cuattro. In accordance with Section 10.8 of the License Agreement, Cuattro hereby consents to the Assignment and Assumption. Cuattro further acknowledges and agrees that all of Cuattro's burdens and obligations under the License Agreement shall survive the assignment and assumption of the License Agreement in accordance with the terms and conditions thereof. The Assignment and Assumption shall not relieve Imaging US of responsibility for the performance of any accrued obligation which it has as of the Effective Date.
3.    Amendments to License Agreement. In accordance with Section 10.9 of the License Agreement:
3.1    Amendment to Territory. Effective as of the Closing, the definition of "Territory" in Section 1.13 of the License Agreement is hereby amended to read as follows: ""Territory" shall be defined as the Market throughout the world."
3.2    Amendment to Per Copy Software License Payment Schedule. Effective as of the Closing, the table of prices in Section 3.3 of the License Agreement is hereby amended to read in its entirety as follows:

2013:	[***] per Software License in each Product

2014:	[***] per Software License in each Product

2015:	[***] per Software License in each Product

2016:	[***] per Software License in each Product

2017:	[***] per Software License in each Product

2018:	[***] per Software License in each Product

2019:	[***] per Software License in each Product

2020:	[***] per Software License in each Product

2021:	[***] per Software License in each Product

2022:	[***] per Software License in each Product
2023+:    [***] per Software License in each Product

2

3.3    Amendment to Covered Affiliates. Effective as of the Closing, Exhibit A2 to the License Agreement is hereby amended to read in its entirety as follows:
"EXHIBIT A2
COVERED AFFILIATES

•	Heska Corporation

•	Diamond Animal Health, Inc.

•	Heska Imaging US, LLC

•	Heska Imaging International, LLC (formerly Cuattro Veterinary, LLC)

•	Heska AG"

4.    Appointment of Sublicensees.
4.1    Appointment of Imaging US. Effective as of the Closing, in accordance with Section 2.1 of the License Agreement and as authorized herein, Imaging Global hereby appoints Imaging US as its sublicensee under the License Agreement with respect to the portion of the Territory comprising the United States (the "US Territory") to hold and exercise all of Imaging Global's rights under the License Agreement with respect to the US Territory, and Imaging US hereby accepts such appointment and agrees, for the benefit of Cuattro, to perform all of Imaging Global's obligations under the License Agreement with respect to the US Territory.
4.2    Appointment of Imaging International. Effective as of the Closing, in accordance with Section 2.1 of the License Agreement and as authorized herein, Imaging Global hereby appoints Imaging International as its sublicensee under the License Agreement with respect to the portion of the Territory outside the United States (the "International Territory") to hold and exercise all of Imaging Global's rights under the License Agreement with respect to the International Territory, and Imaging International hereby accepts such appointment and agrees, for the benefit of Cuattro, to perform all of Imaging Global's obligations under the License Agreement with respect to the International Territory.
5.    No Other Consideration. The assignments and rights granted by Imaging US to Imaging Global in this Agreement are to facilitate, and in consideration of, the transactions contemplated by the Merger Agreement, and no other consideration shall be given by Imaging Global or received by Imaging US in connection with this Agreement or the transactions contemplated by the Merger Agreement.
6.    Remaining Terms. All parties acknowledge that a true, correct and complete copy of the License Agreement, together with all amendments thereto, is attached hereto as Exhibit A. Except as specifically modified pursuant to this Agreement all terms and provisions of the License Agreement shall remain in full force and effect as set forth therein. Nothing in this Agreement shall constitute or be construed to be a termination of the License Agreement.

3

7.    Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other parties hereto, such further instruments of transfer and assignment and to take such other action as such other parties may reasonably request to more effectively consummate the Assignment and Assumption contemplated by this Agreement.
8.    Amendment and Waiver. No provision of this Agreement may be amended, modified, supplemented or waived except by an instrument in writing executed by all of the parties hereto or, in the case of an asserted waiver, executed by the party against which enforcement of the waiver is sought. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
9.    Assignment. Neither this Agreement nor any right created hereby is assignable by any of the parties hereto without the prior written consent of the other parties; provided, that the License Agreement, as amended hereby, shall continue to be assignable on the terms and conditions set forth in Section 10.8 thereof.
10.    Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado without reference or regard to the conflicts of law rules thereof.
11.    Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, and all of which together will constitute one and the same instrument.
12.    Integration. This Agreement, together with the License Agreement, constitutes the sole and entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including without limitation (i) that certain Management Agreement, dated November 1, 2012, by and between Cuattro and Imaging International, as amended by that certain Amendment to Management Agreement, dated December 31, 2012; and (ii) that certain License Agreement, dated December 31, 2009, by and between Cuattro and Imaging International.
[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"IMAGING US"		"IMAGING GLOBAL"

Heska Imaging US, LLC		Heska Imaging Global, LLC

By:	/s/ Jason Napolitano	By:	/s/ Jason Napolitano
	Jason Napolitano, Chief Financial Officer		Jason Napolitano, Chief Operating Officer

"CUATTRO"		"IMAGING INTERNATIONAL"

Cuattro, LLC		Heska Imaging International, LLC

By:	/s/ Kevin S. Wilson	By:	/s/ Jason Napolitano
	Kevin S. Wilson, Manager		Jason Napolitano, Chief Executive Officer

[Signature Page to Assignment and Assumption Agreement (License Agreement)]

5

EXHIBIT A

Amended and Restated Master License Agreement

[Attached]

Ex. A

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

AMENDED AND RESTATED MASTER LICENSE AGREEMENT
This AMENDED AND RESTATED MASTER LICENSE AGREEMENT (the "Agreement") is made and entered into as of February 22, 2013, and amends and restates in its entirety that certain Master License Agreement dated as of the 5th day of April, 2011 at 11:59:59 PM, (the "Effective Date") by and between Heska Imaging US, LLC, a Delaware limited liability company, with offices at 3760 Rocky Mountain Ave., Loveland CO 80538, formerly known as Cuattro Veterinary USA, LLC, with offices at 1618 Valle Vista Blvd., Pekin, IL, 61554 ("Licensee"), and Cuattro, LLC, a Colorado limited liability company, with offices at 63 Avondale Lane, Villa Montane #C2, Beaver Creek, CO 81620 ("Licensor") (each a "Party" and collectively the "Parties")
RECITALS
A.    Licensor has developed and is the owner of, or otherwise has the authority to, license certain digital radiography acquisition software and PACS software as described on Exhibit A1 attached hereto and incorporated herein by reference ("Licensor Software").
B.    Licensee has entered into that certain Supply Agreement with Licensor dated as of February 22, 2013 ("Supply Agreement") whereby Licensee shall acquire certain products from Licensor (the "Licensor Products").
C.    Licensee desires to obtain from Licensor the use, reproduction and distribution rights to load and distribute Licensor Software solely in conjunction with Products which are acquired from Licensor. Licensor has agreed to grant the requisite rights to Licensee, and provide certain services in relation thereto on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.	DEFINITIONS.
1.1    "Affiliate" shall mean, with respect to any Party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise. Licensor and Licensee may fulfill all or any portion of their respective obligations hereunder through their respective Affiliate(s).
1.2    "Documentation" means all documentation and information in connection with the installation, use, operation, modification, support and maintenance of Software made available by Licensor to Licensee including, without limitation, any on-line help files, written instruction manuals or written correspondence, but excludes software code.

1.3    "End Users" shall mean users who have purchased a Product for their internal use only and not for the purpose of further resale, development or modification, subject to the limitations of the End User Software License Agreement that comes with each executable copy of each Software, in the Market and the Territory.
1.4    "Innovations" means any invention, improvements, works of authorship, innovation or other developments that may be conceived, authored, created or otherwise developed by Licensor during the term of this Agreement, whether or not forming part of Software, arising from Software, Services, Specifications, existing Intellectual Property of Licensor, performance hereunder, non-performance hereunder, or arising from Licensee's specifications, discovery, or provision of feedback, and including, but not limited to, designs, formulae, processes, methods and methodologies, ideas, algorithms, libraries, databases, software, software tools, programs and their documentation, articles, writings and compositions.
1.5    "Intellectual Property Rights" means any and all now known and hereafter existing (a) copyrights, and copyrightable works of authorship, exploitation rights, moral rights and mask work rights, (b) trademark, trade name and service mark rights, (c) trade secret rights, including, without limitation, all rights in Confidential Information and proprietary rights whether arising by law or contract, (d) patent rights, patentable inventions and processes, designs, algorithms, software, code, schema, artwork, user interface design, firmware, and other industrial property rights, and (e) other intellectual and industrial property and proprietary rights of every kind and nature throughout the world, whether arising by operation of law, by contract, by license or otherwise.
1.6    "Market" means the field of veterinary medicine, limiting use of any Products containing Software to the practice of medicine on or for non-human species, by currently licensed veterinary medical doctors in good standing with state, federal and professional authorities, and by entities in which a licensed veterinary medical doctor oversees the activities performed on or for non-human species.
1.7    "Open Source Software" means any software that is derived in any manner (in whole or in part) from any software that is distributed under the following conditions: (i) licensees of such software are authorized to access, modify and make derivative works of the source code for the software; (ii) licensees of source code of such software are not obligated to maintain the confidentiality of such source code; and (iii) at least some licensees of such software are required, if they desire to distribute derivative works of such software, to license the source code for such derivative works to their sublicensees under the conditions of (i), (ii) or (iii) hereof.
1.8    "Product" shall mean a Licensee product containing the Software, provided that, in each case, Product must also contain (i) at least one (1) digital radiographic detector or one (1) radiographic generator purchased from Licensor or (ii) third-party hardware to the extent permitted by Section 2.3 hereof.

1.9    "Services" means the professional services to be provided by Licensor or its authorized representatives, in relation to Licensor Software for, without limitation, customizations, enhancements and improvements of the Software, in accordance with the applicable Statement of Work.
1.10    "Software" means the object code version of Licensor Software including any changes, modifications, updates, enhancements, deletions, additions or derivatives to Licensor Software. Software also includes any materials that are provided for use in connection with Software, including, but not limited to, Documentation designed to be used in conjunction with Software.
1.11    "Specifications" means the technical and other specifications and quality standards for Software as set forth on Exhibit A1 attached hereto and those set forth in a Statement of Work having been executed by the Parties.
1.12    "Statement of Work" or "SOW" means each statement of work executed by the Parties (together with all schedules, attachments, product schedules, and other materials that are appended to, or referenced into the Statement of Work), that specifically refers to this Agreement and specifies, in detail, the Services, the Specifications, the delivery schedule, the Service Fees and payment schedule and Review Period for such Services and Software.
1.13    "Territory" means the Market solely in the United States of America.
1.14    "Third Party Materials" means proprietary information, data, technology, methods and methodologies, software, hardware, documentation, tools, software and interfaces, trade secrets, works of authorship, trademarks and other proprietary materials of a party including Open Source Software other than Licensor or Licensee.

2.	GRANT.
2.1    Acquisition Software License. Subject to the terms and conditions of this Agreement, strictly limited to the Territory, in consideration of payments per Article 3 of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, for the term of this Agreement, an exclusive right and license, and sub-licensable only to its Affiliates set forth in Exhibit A2 ("Covered Affiliates"), to (i) reproduce and install Software, in the object code form, on Products in the Territory, (ii) market, distribute and sell the Software loaded on Products either itself or through authorized third party or affiliated distributors, representatives and resellers ("Distributors") in the Territory, provided that Distributors are bound to and observe the limitations, terms, scope, and conditions set forth herein, and (iii) reproduce, use and distribute the Documentation in connection with aforesaid use of Software. Licensee shall be fully responsible and liable towards Licensor for the use of Software by the Covered Affiliates and any of its Distributors. For the avoidance of doubt, once a copy of the Software is distributed to an End User as part of a Product in compliance with this Agreement, the foregoing license extends to any repaired or replaced Product for that End User.
2.2    Trademark License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, for the term of this Agreement, limited to the Territory, a non-exclusive right and license, sub-licensable only to its Covered Affiliates, to use trademarks CloudDR, Cloudbank, ViewCloud, Uno and any other trademarks owned and used by Licensor in connection with Licensor Software in the Territory (collectively, the "Marks") solely in connection with Licensee's (and its Affiliates' and Distributors') marketing and distribution of the Products. Use of the Marks shall be in accordance with Licensor's reasonable policies in effect from time to time and subject to reasonable review and approval by Licensor. Licensee has paid no consideration for the use of the Marks and nothing herein shall give Licensee any right, title or interest in the Marks except the limited license granted in this Section 2.2. Licensee agrees that it will not, at any time during or after the Agreement, assert or claim any interest in, or do anything which may adversely affect the validity, enforceability or value of, the Marks. Except as specifically provided in Section 4.3 of this Agreement, upon termination or cancellation of this Agreement, Licensee shall cease all display, advertising or other use of the Marks and shall not thereafter use, advertise or display any name, mark, logo or other designation which is, or any part of which is, similar to or confusing with the Marks. Any and all uses by Licensee of Marks shall inure solely to the benefit of Licensor.
2.3    Restrictions. Licensee agrees that, except as expressly permitted under this Agreement, it will not itself, or through any Affiliate, Distributor, agent or other third party, entity or other business structure (i) decompile, disassemble, re-program, reverse engineer or otherwise attempt to derive or modify Software (including the Documentation) in whole or in part, (ii) write or develop any derivative software or any other software program based on Software, Documentation, or related information provided by Licensor, (iii) remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices of Licensor, or (iv) sell or cause to be sold or marketed any product containing the Software or derivatives thereof that in the reasonable determination of Licensor is competitive to the Software or the hardware offered for sale by Licensor in any other Territory, without the prior written consent of Licensor. For the avoidance of doubt, Licensee agrees to not use or install the Software on any product that does not contain at least one (1) digital radiographic detector or one (1) radiographic generator purchased from Licensor, and, agrees to not use or install the Software for use with any product that is competitive with Licensor's digital radiographic detector(s) or radiographic generator(s), without prior written permission from Licensor. Notwithstanding the foregoing, in the event that, during the Initial Term or any renewal term of this Agreement, if Licensor is unable to timely supply under the Supply Agreement for a period of more than sixty (60) days, and for so long as such inability continues, upon request from Licensee, Licensor shall sell licenses of the Software for use with Competitive Products (as defined in the Supply Agreement), provided however that Licensor shall provide licenses for use with Competitive Products without warranty or representation as to performance or fitness for use with Competitive Products.
2.4    End User Software License Agreement. Licensee shall electronically include the End User Software License Agreement ("EUSLA") that is delivered by Licensor

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

with each copy of Software, separately, or as distributed in Products. Licensor may modify or alter the EUSLA for subsequent use, provided that Licensor shall provide a written copy, in Microsoft® format, of each modification. Within ten (10) days of receipt of the modified EUSLA, Licensee will (i) accept the modifications (acceptance not unreasonably withheld) or (ii) only if the modifications adversely affect the use thereof by End Users, object in writing with written proposed edits and the parties will, time of the essence, endeavor to quickly reach agreement and acceptance. Upon acceptance, Licensee shall cease using former versions, and all transactions thereafter shall be by and under the latest version(s).
2.5    Licensor Obligations. In connection with the delivery of the Software (and any future releases or future versions of the Software), Licensor will provide, at no charge to Licensee, a fully functional, executable and compiled (non human readable) version of the Software in electronically downloadable form for use by Licensee or its permitted sub-licensees in installing the Software pursuant to this Agreement.
2.6    Third Party Materials. To the extent that Software contains Third Party Materials, it is Licensor's sole responsibility to obtain any licenses required for Licensee to use such Third Party Materials. Licensor shall pay any additional consideration for actual costs of such licenses for Third Party Materials contained in the Software.

3.	SUPPORT, MAINTENANCE, PAYMENTS.
3.1    Reports. Licensee shall, upon request, no more often than once per calendar quarter, provide to Licensor reports in connection with the sales of the Products (or any product) containing Software, not later than thirty (30) days following the end of the calendar quarter just ended ("Quarterly Reports"). The Quarterly Reports shall state the quantity of such Products sold by Licensee from the Effective Date through the end of the calendar quarter just ended, the location, end user customer contact information, and date of first clinical use of the Software and of the Product delivered to each End User and Distributor. The Quarterly Reports shall be treated as Licensee's Confidential Information.
3.2    License Payment Schedule. Intentionally Omitted.
3.3    Per Copy Software License Payment Schedule. For each Product containing Licensor Software, Licensee shall pay Licensor under the following calendar year schedule; provided, that, taking into account scope of work, schedule, volume, features, exclusivity, liability, indemnification, market access, regulatory assistance, bundling with hardware, and other commercial and service terms, the prices, terms and conditions of such payments shall be no less favorable than the most favorable prices, terms and conditions extended to other Licensor customers in the Market ("MFN Pricing").

2013:	[***] per Software License in each Product

2014:	[***] per Software License in each Product

2015:	[***] per Software License in each Product

2016:	[***] per Software License in each Product

2017:	[***] per Software License in each Product

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

2018:	[***] per Software License in each Product

2019:	[***] per Software License in each Product

2020:	[***] per Software License in each Product

2021:	[***] per Software License in each Product

2022:	[***]per Software License in each Product

2023+:	[***] per Software License in each Product
3.4    Expenses. Each Party shall be responsible for, and bear, its own costs and expenses unless otherwise agreed in writing by the Parties prior to any cost or expense being incurred by either Party.
3.5    Taxes. Each party is responsible for paying all local, state, federal or foreign taxes, levies or duties of any nature applicable to it ("Taxes"). If either party has the legal obligation to pay or collect Taxes for which the other party is responsible, the appropriate amount shall be invoiced to and paid by the responsible party, or withheld by the paying or collecting party unless the responsible party provides a valid tax exemption certificate authorized by the appropriate applicable taxing authority.
3.6    Records. For the entire term of this Agreement, Licensee shall keep and maintain appropriate books and records of account, in accordance with Generally Accepted Accounting Principles of the United States, sufficient to enable accurate calculations of any amounts due to Licensor and to audit the Quarterly Reports.
3.7    Audit. During the entire term of this Agreement and for a period of two (2) years thereafter Licensor shall have the right to audit, not more than once in any twelve (12) month period, Licensee's relevant records and books for the previous two (2) years ("Audit Years"). For that purpose, Licensor may itself or, at its own expense, engage an independent accountant to inspect the records of Licensee on reasonable notice and during regular business hours, provided however, that such independent accountant and Licensor shall sign an appropriate confidentiality agreement. In the event it is found as a result of such audit that a payment in excess of five percent (5%) of the original payment made by Licensee is due to Licensor, then Licensee will reimburse Licensor for one hundred percent (100%) of the reasonable auditing expenses incurred by Licensor.
3.8    Services. Licensor shall use its best commercial efforts to perform all Services reasonably requested by Licensee during the term of this Agreement on prices, terms and conditions no less favorable than the most favorable prices, terms and conditions extended to other customers of Licensor for similar services taking into account scope of work, schedule, volume, features, exclusivity, liability and indemnification, other commercial license and service terms, and staffing.

4.	TERM AND TERMINATION.
4.1    Term of Agreement. The initial term of this Agreement shall commence as of February 15, 2013 and continue through December 31, 2022 ("Initial

Term"). Commencing after January 1, 2023, this Agreement shall continue on a year-to-year basis unless on or before September 30 of any calendar year (i) Licensee notifies Licensor in writing that it wishes to terminate the Agreement, provided, that such termination shall be effective as of December 31st of the third calendar year following the year in which such notification is given (such period, a "Heska Imaging Cancellation Term"), or (ii) Licensor notifies Licensee in writing that it wishes to terminate the Agreement, provided, that such termination shall be effective as of December 31st of the fifth calendar year following the year in which such notification is given (such period, an "LLC Cancellation Term"). No such termination shall relieve either Party from any obligations or debts incurred hereunder prior to the effective date of termination.
4.2    Termination for Cause. Notwithstanding Section 4.1, this Agreement may be terminated before the expiration of the Initial Term and/or any renewal term as follows (each of the following a termination for "Cause"):
(a)Insolvency Event. Either Party may terminate this Agreement by delivering written notice to the other Party upon the occurrence of any of the following events: (i) a receiver is appointed for the other Party or its property; (ii) if the other Party makes a general assignment for the benefit of its creditors; (iii) if the other Party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor's relief law, which proceedings are not dismissed within sixty (60) days; (iv) if the other Party is liquidated or dissolved, (v) if the other Party becomes unable to make payment of amounts due to creditors in a timely and dependable fashion.
(b)Default. Either Party may terminate this Agreement effective upon written notice to the other if the other Party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, or fails to make any payment when due, which violation, default or failure is not cured within sixty (60) days after notice thereof from the non-defaulting Party stating its intention to terminate this Agreement by reason thereof.
(c)Supply Agreement Termination. Either Party may terminate this Agreement effective upon written notice to the other if the Supply Agreement is terminated or voided, for any reason.
4.3    Post-Termination Licenses. Upon termination of this Agreement for any reason, all rights and licenses granted to either Party hereunder shall immediately terminate and, without derogating from the generality of the foregoing, (a) Licensee shall immediately cease and shall no longer be entitled to continue selling, offering to sell, or otherwise disposing of any Products, (b) Licensee shall immediately cease licensing, distributing, showing, using, marketing, renting, or commercializing in any way the Software and Marks, and (c) all licenses to Software, Marks, Intellectual Property of Licensor, with respect to rights or benefits granted hereunder shall immediately terminate; provided, that in the event that this Agreement is terminated (i) by Licensee for Cause, or (ii) upon the expiration of a Heska Imaging Cancellation Term or LLC Cancellation Term, then at Licensee's option in its sole discretion (y) Licensee has the right to sell off or otherwise distribute any copies of Software that (i) Licensee has paid for and then holds inventory as of termination of this, and (ii) in conjunction with Products supplied under the in force and paid up Supply Agreement, to any existing or future End User for a reasonable sell-off period, but not more than six (6) months (the "Sell-Off Period"), and (z) Licensee's right and license to use, advertise and display the Marks hereunder, and Licensor's grant of such license to use, advertise and display the Marks, shall continue during the Sell-Off Period. Upon termination for any reason, Licensee shall delete all copies of the Software and Documentation and provide written certification to Licensor that such deletion of all copies has been completed, within three (3) business days after the later of such termination or expiration of the Sell-Off Period.
4.4    Survival. Sections that by their nature should survive termination shall do so. Sections that by their nature are not explicitly intended to survive termination shall terminate immediately upon termination of this Agreement.

5.	OWNERSHIP.
5.1    Retained Ownership Rights. Except as explicitly set forth herein or in a Statement of Work, neither this Agreement, nor the provision of Services hereunder, will give either Party any ownership interest in or rights to the Intellectual Property Rights of the other Party. All Intellectual Property Rights that are owned or controlled by a Party at the commencement of this Agreement will remain under the ownership or control of such Party throughout the term of this Agreement and thereafter. Unless explicitly, incontrovertibly granted in this Agreement and paid for in full by Licensee to Licensor, no work, work product, Statement of Work, or Services, whether by performance or non-performance, shall cause Licensee to acquire any ownership or rights to Licensor's Software, Intellectual Property Rights, or other property, in whole or in part or any derivative of Licensor property. In case of conflict or ambiguity in interpretation of any agreement between the Parties with respect to this subject matter, this Section 5.1 shall govern and be taken as the basis for any interpretations or conflict resolutions and in the absence of incontrovertible evidence to the contrary, Licensor shall retain sole rights or, as the case may be, acquire sole rights in and to any pre-existing, existing, and arising intellectual property arising from this Agreement, including performance and non-performance hereunder, and Licensee shall cooperate in perfecting Licensor's sole and unencumbered ownership thereof.
5.2    Innovations. Except as explicitly set forth herein or in a Statement of Work, Licensor shall have all right, title and interest in and to any and all Innovations, and Intellectual Property Rights arising therefrom that are made by Licensor in providing the Services. Licensor shall solely own all derivative works of Software and Innovations. Licensor owns and shall retain all right, title and interest in and to the Software and Documentation, including, without limitation, all Intellectual Property Rights embodied therein, and Licensee shall have no rights with respect thereto other than the rights expressly granted in this Agreement. All rights not expressly granted to Licensee in this Agreement are retained by Licensor.

6.	CONFIDENTIALITY.
6.1    Confidential Information. Each Party (the "Disclosing Party") may from time to time during the term of this Agreement disclose to the other Party (the "Receiving Party") certain information regarding the Disclosing Party's business, including, without limitation, technical, marketing, financial, employee, planning and other confidential or proprietary information, which information is either marked as confidential or proprietary (or bears a similar legend) or which a reasonable person would understand to be confidential given the circumstance and nature of the disclosure ("Confidential Information"), and whether disclosed orally or in writing. Without limiting the foregoing, each Party’s Confidential Information shall include all customer lists and other materials and technology owned or otherwise controlled by it; provided, however, any customer lists of Licensor resulting from customers of Licensee during the term of this Agreement (as a result of End Users being parties to the MWSTC as defined in the Supply Agreement ) is deemed Confidential Information of Licensee and not of Licensor. Confidential Information does not include information that: (i) is in the Receiving Party's possession at the time of disclosure as shown by credible evidence; (ii) before or after it has been disclosed to the Receiving Party, enters the public domain, not as a result of any action or inaction of the Receiving Party; (iii) is approved for release by written authorization of the Disclosing Party; (iv) is disclosed to the Receiving Party by a third party not in violation of any obligation of confidentiality; or (v) is independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party, as evidenced by such Party's written records.
6.2    Protection of Confidential Information. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose other than performing its obligations or exercising its rights under this Agreement, and will disclose the Confidential Information of the Disclosing Party only to Receiving Party's employees, agents, directors, officers, auditors, regulators and contractors on a "need to know" basis, provided such persons are under a contractual obligation with Receiving Party to maintain the confidentiality of such Confidential Information, which obligation is consistent with, and no less protective of Confidential Information, than the terms of this Section 6.2. The Receiving Party will protect the Disclosing Party's Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care. Notwithstanding the foregoing, Confidential Information may be disclosed as required by law or by order of a court of competent jurisdiction. In such event and if reasonably possible under the circumstances of disclosure, the Receiving Party will provide the Disclosing Party with prompt prior notice of such obligation in order to permit the Disclosing Party an opportunity to take legal action to prevent or limit the scope of such disclosure. Unauthorized disclosure or use of the Disclosing Party's Confidential Information may cause irreparable harm to the Disclosing Party for which recovery of money damages would be inadequate; consequently, the Disclosing Party shall be entitled to timely injunctive relief to protect its rights under this Section 6.2, in addition to any and all remedies available at law or in equity.
6.3    Confidentiality of Agreement. Other than as permitted in this Agreement, neither Party will disclose any terms of this Agreement to anyone other than its attorneys, accountants, and other professional advisors under a duty of confidentiality except: (a) as required by law; or (b) pursuant to a mutually agreeable press release; or (c) in connection with a proposed merger (of any kind), any debt or equity financing, in connection with a public offering of shares or sale of such Party's business.
6.4    Return of Confidential Information. Within thirty (30) days of the termination of the Agreement, for any reason, each Receiving Party shall return to Disclosing Party all Confidential Information, including any copies thereof which were, at any time, in the possession of receiving Party, and all materials (in any medium whatsoever), which contain or embody Confidential Information, and shall cease to make any further use of Confidential Information.

7.	REPRESENTATIONS AND WARRANTIES.
7.1    Mutual Representations and Warranties. Each Party hereby represents and warrants as of the Effective Date and at all times throughout the term of this Agreement: (a) it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution of this Agreement by such Party and performance of its obligations thereunder comply with all applicable laws, rules, and regulations (including privacy, export control and obscenity laws); (c) when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms; and (d) the execution, delivery and performance of this Agreement by such Party will not violate any agreement or instrument to which such Party is a party or is otherwise bound.
7.2    Licensor Warranties. Licensor represents and warrants that: (i) Licensor has the requisite right and authority to grant to Licensee the rights and licenses granted under this Agreement, including but not limited to the necessary Intellectual Property Rights and there are no restrictions which could or would prevent Licensee from exercising any rights granted hereunder; (ii) Licensor shall perform all Services requested by Licensee under this Agreement or a Statement of Work on a professional reasonable effort basis in accordance to the standards prevailing in the industry and in a diligent, workmanlike and expeditious manner; (iii) to Licensor's knowledge, no Software, or any part thereof, delivered to Licensee hereunder shall infringe on any third party patent, copyright, trade secret or other Intellectual Property Right; (iv) neither the Software nor any portion thereof contains or is included in, is derived from, was developed using or with reference to, or is distributed with any Open Source Software unless disclosed by Licensor in writing or in notices within the Software; and (v) the Services, in all material respects, will be performed in accordance with, and the Software, in all material respects, will conform to, all regulatory requirements and standards, if any. In the event of a breach of any of the foregoing warranties, Licensee shall notify Licensor of such breach after the Services are rendered and/or the Software is delivered to Licensee (as the case may be) and Licensor shall re-perform the Services or re-deliver the Software, as the case may be, so that they conform to the applicable warranty. In addition to the foregoing, Licensor represents and warrants that it holds all permits, licenses and similar authority necessary for the performance of its obligations hereunder.

7.3    Software Support. Software is supported, not warrantied. Licensor agrees to use commercially reasonable efforts to ensure, for one (1) year, commencing upon delivery of the Software to each End User hereunder ("Support Period"), that the Software shall operate in substantial conformity to the Specifications and Documentation ("Support"). To the extent Software fails to conform to the Specifications, Licensor shall, at its sole discretion, either: (a) remedy the purported non-conformity within a reasonable time; or (b) replace the Software within a reasonable time with Software having substantially similar functionality, provided, that Licensee notifies Licensor in writing of any defect or nonconformity covered by this Support within a reasonable time of discovering the defect or non-conformity.
7.4    Due Diligence. Licensor warrants that it has made due inquiry regarding, and performed a due diligence review with respect to, the Intellectual Property Rights and nothing has come to the attention of Licensor in the scope of its due diligence review that gave it reason to believe that such warranties are or may be untrue in any respect. Licensee warrants that it has made due inquiry regarding the Licensor Software and that this is an arms-length transaction entered into freely by Licensee based on Licensee's best interest and diligence as to the cost versus the benefits of this Agreement. Licensee further represents that Licensor, a recent Affiliate, has not unduly influenced Licensee to enter into this Agreement, and that Licensee enters into the Agreement, with all of the benefits, conditions, and limitations therein, freely and in pursuit of Licensee's own best interests, independent of Licensor's influence or best interests.
7.5    No Implied Warranties. THE EXPRESS WARRANTIES AND SUPPORT IN THIS AGREEMENT ARE IN LIEU OF AND TO THE EXCLUSION OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SUBJECT TO THE EXPRESS WARRANTIES IN THIS AGREEMENT, LICENSOR DOES NOT WARRANT THAT THE OPERATION OF THE LICENSED PROGRAM WILL BE UNINTERRUPTED OR ERROR FREE. THE WARRANTY DOES NOT COVER ANY MEDIA OR DOCUMENTATION THAT HAS BEEN SUBJECT TO DAMAGE OR ABUSE. THE SOFTWARE WARRANTY COVERS ONLY THE UNMODIFIED PRODUCT DELIVERED BY LICENSOR AND DOES NOT COVER ANY PROBLEMS CAUSED BY ALTERATIONS OR CHANGES MADE BY ANYONE OTHER THAN LICENSOR. LICENSOR IS NOT RESPONSIBLE FOR PROBLEMS CAUSED BY CHANGES IN THE OPERATING CHARACTERISTICS OF COMPUTER HARDWARE OR COMPUTER OPERATING SYSTEMS MADE AFTER DELIVERY OF THE LICENSED PROGRAM, NOR FOR PROBLEMS IN THE INTERACTION OF THE SOFTWARE WITH NON-LICENSOR SOFTWARE EXCEPT AS SET FORTH OTHERWISE IN THE SPECIFICATIONS FOR THE SOFTWARE.

8.	INDEMNITY.
8.1    Indemnification by Licensor. Licensor shall defend, indemnify and hold harmless Licensee, its Distributors and their officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damages, liabilities, settlement, costs and expenses (including legal expenses and the expenses of other professionals) as incurred, resulting from or arising out of any third party claim which alleges that Software or any part thereof or the Licensee's use authorized under this Agreement infringes or misappropriates any Intellectual Property Right of a third party.
8.2    Licensor's Efforts. If the use of Software is enjoined or is found by a court of competent jurisdiction to be infringing the Intellectual Property Rights of a third party, without prejudice to the indemnification obligations set forth in Section 8.1 above, Licensor's sole liability and Licensee's sole remedy shall be to: (a) obtain a license from such third party for the benefit of Licensee; or (b) replace or modify the infringing Software, or any part thereof, so that it is no longer infringing and substantially complies with the Specifications.
8.3    Indemnification Procedures. If any Party entitled to indemnification under this article (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other Party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party, enter into any settlement or agree to any disposition that imposes any conditions or obligations on the Indemnified Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which the Indemnifying Party is responsible and shall reasonably cooperate with the Indemnifying Party to facilitate defense of any such claim. An Indemnified Party shall at all times have the option to participate in any matter or litigation, including but not limited to participation through counsel of its own selection, if desired, the hiring of such separate counsel being at Indemnified Party's own expense.
8.4    Limitation. Licensor shall have no obligation to defend the Indemnified Parties or to pay any costs, damages, or attorneys' fees for any claim to the extent based upon, (i) infringement would not be alleged if Software or IP License was not attached or embedded in a Product incorporating elements not sourced from Licensor or (ii) use of other than a current, unmodified release of the Software if such infringement would have been avoided by the use of a current, unaltered release of the Software.

9.	LIMITATION OF LIABILITY.
EXCEPT FOR INDEMNIFICATION OBLIGATIONS OR BREACH OF SECTION 2.3 OR CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY'S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED FOUR MILLION DOLLARS. EXCEPT FOR INDEMNIFICATION OBLIGATIONS OR BREACH OF SECTION 2.3 OR CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY ARISING OUT OF, OR OTHERWISE RELATING TO, THIS AGREEMENT, FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, COLLATERAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY OR ANY THIRD PARTY INCLUDING, WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS OR REVENUES, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTION OF BUSINESS, INJURY OR DEATH TO PERSONS OR DAMAGE TO PROPERTY, WHETHER BASED

ON BREACH OF CONTRACT, TORT OR ARISING IN EQUITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS OF LIABILITY IN THIS SECTION 9 AND IN THE OTHER PROVISIONS OF THIS AGREEMENT AND THE ALLOCATION OF RISK HEREIN ARE AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES, WITHOUT WHICH LICENSEE WOULD NOT HAVE ENTERED INTO THIS AGREEMENT AND PRICING REFLECTS THIS ALLOCATION OF RISK AND THE LIMITATION OF LIABILITY SPECIFIED HEREIN. THIS LIMITATION ON LIABILITY SHALL NOT APPLY TO ANY UNDISPUTED PAYMENT AMOUNTS NOT YET PAID BUT DUE LICENSOR UNDER THIS AGREEMENT NOR TO LICENSOR'S INDEMNITY OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER SECTION 8.

10.	MISCELLANEOUS.
10.1    Force Majeure. Except as specifically provided elsewhere in this Agreement, neither Party shall be liable to the other for delays in performing or for its failure to perform any obligation under this Agreement to the extent that such delays or failures result from or arise out of causes beyond such Party's control or reasonable expectation, including, by way of illustration but not limitation, fire, flood, war, weather of exceptional severity, civil disturbance, strikes or work stoppages, acts of God or of the public enemy, acts of any government, extended power failures, large increases in Internet activity in a short period of time (commonly known as usage spikes), attacks on the Party's computer network or server, viruses which are not preventable through generally available retail products, and catastrophic hardware and telecommunications failures.
10.2    Compliance with Laws. Each Party shall comply with all federal, state and local laws and regulations, as amended from time to time, applicable to the performance of its obligations hereunder. Licensor and Licensee understand and acknowledge that the Software may be subject to the export regulations of the United States Export Administration Act of 1979, as amended, or a successor act. Licensor and Licensee represent that they will not knowingly permit the exportation or transshipment of all or any part of the Software in violation of the above-referenced law and regulations. Each Party agrees to indemnify and hold the other Party harmless from any and all costs, damages, fines, and other expenses incurred by reason of its violations of these representations.
10.3    Relationship of Parties. The parties are independent contractors under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship. Neither Party shall act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other Party.
10.4    Equitable Relief. Each Party acknowledges that a breach by the other Party of any confidentiality or proprietary rights provision of this Agreement may cause the non-breaching Party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching Party may institute an action to enjoin the breaching Party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and a Party may seek the entry of an injunction enjoining any breach or threatened breach of those provisions, in addition to any other relief to which the non-breaching Party may be entitled at law or in equity.
10.5    Governing Law; Venue. This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the laws of the State of Colorado and the United States, without regard to the conflicts of laws provisions thereof. The parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods. Any dispute or litigation based on, related to or arising out of this Agreement must be brought and maintained in Denver County, Colorado, before a court of competent jurisdiction. Each Party consents to the personal jurisdiction of the State of Colorado, acknowledges that venue is proper in any of its state or federal courts, and waives any objection it has or may have in the future with respect to any of the above.
10.6    Attorneys' Fees. In addition to any other relief awarded, the prevailing Party in any action arising out of this Agreement shall be entitled to its reasonable attorneys' fees and costs.
10.7    Notices. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of electronic confirmation of receipt if sent by facsimile, other wire transmission, or by e-mail, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (d) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the parties shall, unless another address is specified in writing, be sent to the address, e-mail address or facsimile number indicated on the signature page.
10.8    Assignment. Licensee shall not transfer or assign any of its rights or delegate any of its obligations, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Licensor; provided, however, that either Party may, without securing such prior consent, assign this Agreement and its rights and obligations to any successor of such first Party by way of merger, consolidation, or the acquisition of substantially all of the assets of such first Party or of the assets of the business to which this Agreement relates by delivering a written undertaking from the assignee to be legally bound by the terms and conditions of this Agreement. Notwithstanding anything to the contrary, Licensor may perform its obligations, in whole or in part, in Licensor's sole discretion, through authorized third parties or Affiliates.
EXCEPT WITH RESPECT TO EXISTING INDEBTEDNESS IN FAVOR OF INSTITUTIONAL LENDERS OF LICENSEE OR ANY OF ITS AFFILIATES, OR ANY REFINANCINGS OR REPLACEMENTS THEREOF, LICENSEE SHALL NOT PLEDGE, USE, OR OFFER FOR COLLATERAL, OR IN ANY WAY ENCUMBER OR TREAT AS AN ASSET OR SECURITY, FOR THE PURPOSE OF OBTAINING CREDIT OR INVESTMENT, THIS AGREEMENT, LICENSE, THE SOFTWARE, OR ANY OF THE RIGHTS GRANTED HEREIN. LICENSOR DISCLAIMS AND REFUSES ANY ASSIGNMENT BY LICENSEE, FOR THE BENEFIT OF THIRD PARTY CREDITORS,

INVESTORS, OR ANY OTHER ENTITY, OF ANY RIGHT, TITLE OR CLAIM IN AND TO THE LICENSE, SOFTWARE, OR IN THIS AGREEMENT.
10.9    Waiver and Modification. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.
10.10    Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.
10.11    Headings. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.
10.12    Entire Agreement. This Agreement, including all Exhibits which are incorporated herein by reference, and the Supply Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede and replace all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter. To the extent any terms and conditions of this Agreement conflict with the terms and conditions of any Exhibit or Statement of Work entered into by the Parties hereunder, the terms and conditions of this Agreement shall govern and control.
10.13    Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument.
10.14    Purchase of Software. All references in this Agreement to the "purchase" or "sale" of Software shall mean the acquiring or granting, respectively, of a license to use the Software, and to exercise any other rights pertaining to such Software which are expressly set forth herein. The Software is licensed, not sold, and title does not transfer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

Cuattro, LLC	Heska Imaging US, LLC
/s/ Kevin S. Wilson	/s/ Jason Napolitano
Authorized Signature	Authorized Signature
Kevin S. Wilson Officer, Units Holder, and Manager	Jason Napolitano Manager/Chief Financial Officer
February 22, 2013	February 22, 2013
Date	Date

Address for Notice: 63 Avondale Lane Villa Montane, #C2 Beaver Creek, CO 81620 Attn : Kevin S. Wilson	Address for Notice: 3760 Rocky Mountain Avenue Loveland, CO 80538 Attn: Jason Napolitano

Execution Version
EXHIBIT A1

SOFTWARE:
Acquisition Software has the following features:

•	DICOM Database for Doctor and Patient Demographics and Exam/Image metadata

•	Acquire Digital Radiograph images and data from detector devices

•	User Interface for Veterinary specific use

•	Transfer data to DICOM image formats via DICOM network or other media

•	Enhance using ContextVision GOP and ADi licensed technologies (extra costs apply)

•	Control of UnoTM brand of hardware of Licensor

•	Control of CloudDRTM brand of hardware of Licensor

•	DICOM interface and Store to CloudBankTM brand

•	DICOM archival

•	CopilotTM support functionality and connections

LICENSEE		LICENSOR
Heska Imaging US, LLC		Cuattro, LLC
By:	/s/ Jason Napolitano	By:	/s/ Kevin Wilson
Name:	Jason Napolitano	Name:	Kevin Wilson
Title:	Manager/Chief Financial Officer	Title:	Member

EXHIBIT A2
COVERED AFFILIATES

•	Heska Corporation

•	Diamond Animal Health, Inc.